Exhibit 99.1

NEWS RELEASE
Astronics Corporation × 130 Commerce Way × East Aurora, NY × 14052-2164

For more information contact:

Company:	Investor Relations:
David C. Burney, Chief Financial Officer	Deborah K. Pawlowski, Kei Advisors LLC
Phone: (716) 805-1599, ext. 159	Phone: (716) 843-3908
Email: david.burney@astronics.com	Email: dpawlowski@keiadvisors.com
FOR IMMEDIATE RELEASE
Astronics Corporation Reports 14% Increase in
Fourth Quarter 2010 Sales
•	Fourth quarter sales of $51.8 million sets a new quarterly record

•	Diluted earnings per share of $0.39 in 2010 fourth quarter

•	Record sales of $195.8 million in 2010 with diluted earnings per share of $1.32

•	Expect 2011 revenue to grow to range of $205 Million to $215 Million
EAST AURORA, NY, February 8, 2011 — Astronics Corporation (NASDAQ: ATRO), a leader in advanced, high-performance lighting, electrical power and automated test systems for the global aerospace and defense industries, today reported financial results for the fourth quarter and year ended December 31, 2010.

	Three Months Ended			Year Ended
	Dec 31,	Dec 31,	%	Dec 31,	Dec 31,	%
	2010	2009	Change	2010	2009	Change
Sales	$51,823	$45,576	13.7%	$195,754	$191,201	2.4%
Gross profit	$12,443	$9,899	25.7%	$47,567	$37,273	27.6%
Gross margin	24.0%	21.7%		24.3%	19.5%
SG&A	$6,028	$5,403	11.6%	$23,224	$24,114	(3.7)%
SG&A percent to sales	11.6%	11.9%		11.9%	12.6%
Impairment Loss	$—	$19,381		$—	$19,381
Income (loss) from Operations	$6,415	$(14,885)	143.1%	$24,343	$(6,222)	491.2%
Operating margin (loss) %	12.4%	(32.7)%		12.4%	(3.3)%
Net Income (loss)	$4,471	$(9,655)	146.3%	$14,948	$(3,802)	493.2%
Net Income (loss) %	8.6%	(21.2)%		7.6%	(2.0)%

Peter J. Gundermann, President and Chief Executive Officer, commented, “We continued to experience strong demand at the end of 2010, resulting in sales records for both the quarter and the year. The strong sales resulted in solid, near record annual earnings as well. Although bookings in the fourth quarter trailed that of the third, we still managed to accumulate record orders of $210.2 million for the year, giving us confidence that 2011 will demonstrate solid results as well.”
Fourth Quarter Review
Sales in the fourth quarter of 2010 were up 13.7% from the prior year’s fourth quarter. Aerospace sales, which represented 90% of consolidated sales in the fourth quarter, increased 27.8% to $46.8 million in the quarter. Test Systems sales declined by $3.9 million to $5.1 million when compared with the fourth quarter of 2009.
Consolidated gross margin and operating margin in the 2010 fourth quarter improved appreciably over the prior-year period reflecting strong operating leverage in the Aerospace segment on higher sales volume, a lower cost structure from actions taken in 2009 to reduce expenses and improve productivity, and a favorable sales mix. Also contributing to operating margin expansion was a $0.2 million decline in amortization expense on purchased intangible assets in the Test Systems segment. Engineering and development (E&D) costs, which are included in cost of sales, were approximately $0.9 million higher at $7.3 million in the 2010 fourth quarter compared with $6.4 million in the prior year’s fourth quarter.
Selling, general and administrative (SG&A) expense in the 2010 fourth quarter increased by $0.6 million compared with the 2009 fourth quarter. The increase was primarily due to higher compensation and benefit-related costs.
Earnings per diluted share were $0.39 in the fourth quarter of 2010 compared with a loss per diluted share of $(0.90) in last year’s fourth quarter. Included in the 2009 fourth quarter was a $19.4 million non-cash pre-tax, or $1.15 per diluted share after tax, impairment charge taken against goodwill and other intangible assets related to the Test Systems segment.
Twelve-Month Review
Sales for the twelve months of 2010 were up 2.4% from the same period last year, reflecting a $24.0 million, or 15%, increase in Aerospace sales, which more than offset a $19.4 million decline in Test Systems sales.
The improved margins for the year ended December 31, 2010 were a result of higher margins in the Aerospace segment due to leverage on increased sales volumes, a more efficient cost structure, and a favorable sales mix compared with 2009. Also contributing to the operating margin expansion was a $2.0 million reduction in amortization expense on purchased intangible assets in the Test Systems segment. SG&A expense as a percentage of sales was 11.9% in 2010 compared with 12.6% in 2009. E&D costs were $28.3 million and $27.0 million in 2010 and 2009, respectively.
Net income in 2010 was $14.9 million compared with a net loss of $(3.8) million, an increase of 493%. Diluted earnings per share increased to $1.32 from a loss per share $(0.35) last year. Last year’s net income was impacted by the $19.4 million pre-tax, or $1.14 per diluted share after tax, impairment charge previously discussed.
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Aerospace Segment Review
The Aerospace segment fourth-quarter and year-to-date sales increase was primarily a result of increased cabin electronics sales to the commercial transport market as increased installations of in-flight entertainment and in-seat power systems by commercial airlines resulted in greater demand for Astronics cabin electronics products. For the year, lower sales to the military aerospace market reflect timing associated with sales of our power conditioning unit for the Tactical Tomahawk missile program. The 2010 increase in the business jet market was primarily related to increased revenue associated with the airframe power product line offset by lower sales of lighting products. Higher FAA/Airport sales were driven by two airfield projects that were completed during the year.
Peter Gundermann commented, “The improved financial condition of the airlines, the growing use of electronic devices by airline passengers and the competition among airlines to improve the passenger experience is resulting in a greater number of installations of in-flight entertainment systems on aircraft and ultimately driving the demand for our market-leading cabin electronics products.”
Segment operating margin improvements for the quarter and full-year periods compared with 2009 were due to the leverage provided on higher sales volume, the effect of cost reductions and favorable product mix.
Bookings for the Aerospace segment during the fourth quarter were $40.4 million, up 37.9% over $29.3 million in the fourth quarter of 2009, but down 30.7% from bookings of $58.2 million in the trailing third quarter of 2010. Backlog at the end of the fourth quarter was $91.6 million.
Test Systems Segment Review
Test Systems segment sales in the 2010 fourth quarter were $5.1 million compared with $9.0 million for the same period in 2009. For the twelve months of 2010, sales were $16.2 million compared with $35.6 million in the 2009 period.
Test Systems’ operating loss for the fourth quarter of 2010 was $0.4 million compared with an operating loss of $18.6 million in the same period last year. For the year, Test Systems’ operating loss was $1.8 million in 2010 compared with an operating loss of $18.2 million in 2009. The decreased operating losses for both the 2010 fourth quarter and full year were due primarily to the $19.4 million impairment charge taken in 2009 for goodwill and other intangible assets of the segment. Excluding the impact of the impairment charges, the operating loss increased approximately $3.0 million for the year. This was due primarily to low sales volume which was somewhat offset by decreased amortization expense related to purchased intangible assets of approximately $2.0 million.
Test Systems bookings in the fourth quarter were $1.2 million compared with $0.7 million in the fourth quarter of 2009, but down from the trailing 2010 third quarter which had bookings of $4.4 million. Backlog was $8.2 million at the end of the fourth quarter.
Balance Sheet
Cash generated from operations during 2010 was $16.5 million compared with $31.1 million in 2009. The decrease of $14.6 million was mainly a result of increased investment in net working capital components in 2010.
Capital expenditures in 2010 were $3.6 million compared with $2.5 million in 2009. Payments made to reduce long-term debt during 2010 were $6.2 million compared with $15.0 million in 2009. The Company expects capital spending in 2011 to be approximately $5.0 million to $8.0 million.
At December 31, 2010, the cash balance was $22.7 million compared with $14.9 million at December 31, 2009.
Outlook
Backlog at December 31, 2010 was $99.8 million, below the backlog at the end of the trailing third quarter of 2010 of $110.0 million, but improved over backlog of $85.4 million at the end of the fourth quarter of 2009. Approximately $84.6 million, or 85%, of backlog is expected to ship by the end of 2011.
Mr. Gundermann concluded, “We anticipate another solid year in 2011, with sales in the range of $205 million to $215 million. However, we expect sales will become more dependent on new aircraft production and less on fleet retrofit programs. Customers continue to express strong interest across our entire product range, and assuming this interest turns into orders, the foreseeable future remains bright for Astronics.”
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Astronics anticipates that approximately $185 million to $192 million of projected revenue will be from its Aerospace segment, while approximately $20 million to $23 million of projected revenue will be from the Test Systems segment. In addition, the Company expects E&D expenditures, which is recorded in the cost of goods sold, to be approximately $28 million.
Fourth quarter 2010 Webcast and Conference Call
The Company will host a teleconference at 11:00 AM ET on Tuesday, February 8, 2011. During the teleconference, Peter J. Gundermann, President and CEO, and David C. Burney, Executive Vice President and CFO, will review the financial and operating results for the period and discuss Astronics’ corporate strategy and outlook. A question-and-answer session will follow.
The Astronics conference call can be accessed by calling (201) 689-8562 and entering conference ID number 364169. The listen-only audio webcast can be monitored at www.astronics.com. To listen to the archived call, dial (858) 384-5517 and enter conference ID number 364169. The telephonic replay will be available from 4:00 p.m. on the day of the call through Tuesday, February 15, 2011. A transcript will also be posted to the Company’s Web site, once available.
ABOUT ASTRONICS CORPORATION
Astronics Corporation is a leader in advanced, high-performance lighting, electrical power and automated test systems for the global aerospace and defense industries. Astronics’ strategy is to develop and maintain positions of technical leadership in its chosen aerospace and defense markets, to leverage those positions to grow the amount of content and volume of product it sells to those markets and to selectively acquire businesses with similar technical capabilities that could benefit from our leadership position and strategic direction. Astronics Corporation, and its wholly-owned subsidiaries, Astronics Advanced Electronic Systems Corp., DME Corporation and Luminescent Systems Inc., have a reputation for high-quality designs, exceptional responsiveness, strong brand recognition and best-in-class manufacturing practices. The Company routinely posts news and other important information on its Web site at www.Astronics.com.
For more information on Astronics and its products, visit its Web site at www.Astronics.com.
Safe Harbor Statement
This news release contains forward-looking statements as defined by the Securities Exchange Act of 1934. One can identify these forward-looking statements by the use of the words “expect,” “anticipate,” “plan,” “may,” “will,” “estimate” or other similar expressions. Because such statements apply to future events, they are subject to risks and uncertainties that could cause the actual results to differ materially from those contemplated by the statements. Important factors that could cause actual results to differ materially include the state of the aerospace and defense industries, the market acceptance of newly developed products, internal production capabilities, the timing of orders received, the status of customer certification processes, the demand for and market acceptance of new or existing aircraft which contain the Company’s products, customer preferences, and other factors which are described in filings by Astronics with the Securities and Exchange Commission. The Company assumes no obligation to update forward-looking information in this news release whether to reflect changed assumptions, the occurrence of unanticipated events or changes in future operating results, financial conditions or prospects, or otherwise.
FINANCIAL TABLES FOLLOW.
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ASTRONICS CORPORATION
CONSOLIDATED INCOME STATEMENT DATA
(Unaudited, $ in thousands except per share data)

	Three Months Ended		Twelve Months Ended
	12/31/2010	12/31/2009	12/31/2010	12/31/2009
Sales	$51,823	$45,576	$195,754	$191,201
Cost of products sold	39,380	35,677	148,187	153,928

Gross profit	12,443	9,899	47,567	37,273
Gross margin	24.0%	21.7%	24.3%	19.5%

Impairment loss	—	19,381	—	19,381
Selling, general and administrative	6,028	5,403	23,224	24,114
SG&A % to Sales	11.6%	11.9%	11.9%	12.6%

Income (loss) from operations	6,415	(14,885)	24,343	(6,222)
Operating margin	12.4%	(32.7)%	12.4%	(3.3)%

Interest expense, net	589	1,226	2,551	2,533
Other (income) expense	(24)	11	(37)	(1,009)

Income (loss) before tax	5,850	(16,122)	21,829	(7,746)
Income tax expense (benefit)	1,379	(6,467)	6,881	(3,944)

Net Income	$4,471	$(9,655)	$14,948	$(3,802)

Basic earnings (loss) per share:	$0.41	$(0.90)	$1.38	$(0.35)
Diluted earnings (loss) per share:	$0.39	$(0.90)	$1.32	$(0.35)

Weighted average diluted shares outstanding	11,539	10,775	11,284	10,733

Capital Expenditures	$994	$488	$3,568	$2,466
Depreciation and Amortization	$1,224	$1,693	$4,881	$7,342
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ASTRONICS CORPORATION
CONSOLIDATED BALANCE SHEET DATA
( in thousands)

	12/31/2010	12/31/2009
	(Unaudited)
ASSETS:
Cash and cash equivalents	$22,709	$14,949
Accounts receivable	30,941	30,560
Inventories	37,763	31,909
Other current assets	5,727	5,075
Property, plant and equipment, net	30,873	31,243
Other long-term assets	3,342	3,763
Deferred taxes long-term	6,883	8,131
Intangible assets	5,040	5,591
Goodwill	7,610	7,493

Total Assets	$150,888	$138,714

LIABILITIES AND SHAREHOLDERS’ EQUITY:
Current maturities of long term debt	$5,314	$6,238
Accounts payable and accrued expenses	25,971	23,398
Long-term debt	33,264	38,538
Other liabilities	9,124	10,427
Shareholders’ equity	77,215	60,113

Total Liabilities and Shareholders’ Equity	$150,888	$138,714

ASTRONICS CORPORATION
SEGMENT DATA
(Unaudited, $ in thousands)

	Three Months Ended		Twelve Months Ended
	12/31/2010	12/31/2009	12/31/2010	12/31/2009
Sales
Aerospace	$46,773	$36,613	$179,586	$155,605
Test Systems	5,050	8,963	16,168	35,596

Total Sales	$51,823	$45,576	$195,754	$191,201

Operating Profit (Loss) and Margins
Aerospace	$7,845	$4,496	$30,120	$16,274
	16.8%	12.3%	16.8%	10.5%
Test Systems	(435)	(18,649)	(1,806)	(18,219)
	(8.6)%	(208.1)%	(11.2)%	(51.2)%

Total Operating Profit (Loss)	7,410	(14,153)	28,314	(1,945)
	14.3%	(31.1)%	14.5%	(1.0)%
Corporate Expenses, Interest and Other	1,560	1,969	6,485	5,801

Income (Loss) Before Income Taxes	$5,850	$(16,122)	$21,829	$(7,746)

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ASTRONICS CORPORATION
SALES BY MARKET
(Unaudited, $ in thousands)

	Three Months Ended			Twelve Months Ended			2010
			%			%	YTD
	12/31/2010	12/31/2009	change	12/31/2010	12/31/2009	change	%
Aerospace Segment
Commercial Transport	$28,993	$21,532	35%	$109,956	$88,155	25%	56%
Military	9,600	8,247	16%	34,867	37,791	(8)%	18%
Business Jet	5,291	4,767	11%	22,548	21,630	4%	12%
FAA/Airport	2,889	2,067	40%	12,215	8,029	52%	6%

Aerospace Total	46,773	36,613	28%	179,586	155,605	15%	92%

Test Systems Segment
Military	5,050	8,963	(44)%	16,168	35,596	(55)%	8%

Total	$51,823	$45,576	14%	$195,754	$191,201	2%	100%

ASTRONICS CORPORATION
SALES BY PRODUCT
(Unaudited, $ in thousands)

	Three Months Ended			Twelve Months Ended			2010
			%			%	YTD
	12/31/2010	12/31/2009	change	12/31/2010	12/31/2009	change	%
Aerospace Segment
Cabin Electronics	$23,019	$15,825	45%	$86,511	$64,309	35%	45%
Aircraft Lighting	16,289	14,917	9%	65,009	64,347	1%	33%
Airframe Power	4,576	3,804	20%	15,851	18,920	(16)%	8%
Airfield Lighting	2,889	2,067	40%	12,215	8,029	52%	6%

Aerospace Total	46,773	36,613	28%	179,586	155,605	15%	92%

Test Systems Segment	5,050	8,963	(44)%	16,168	35,596	(55)%	8%

Total	$51,823	$45,576	14%	$195,754	$191,201	2%	100%

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ASTRONICS CORPORATION
ORDER AND BACKLOG TREND
(Unaudited, $ in thousands)

	Q1	Q2	Q3	Q4
	2010	2010	2010	2010	Total
	4/3/2010	7/3/2010	10/2/2010	12/31/2010	2010
Sales
Aerospace	$43,190	$43,599	$46,024	$46,773	$179,586
Test Systems	3,746	3,490	3,882	5,050	16,168

Total Sales	$46,936	$47,089	$49,906	$51,823	$195,754

Bookings
Aerospace	$50,668	$46,227	$58,250	$40,378	$195,522
Test Systems	3,634	5,411	4,358	1,224	14,628

Total Bookings	$54,302	$51,638	$62,608	$41,602	$210,150

Backlog
Aerospace	$83,116	$85,744	$97,970	$91,573	$91,573
Test Systems	9,644	11,565	12,041	8,216	8,216

Total Backlog	$92,760	$97,309	$110,011	$99,789	$99,789

Book:Bill Ratio
Aerospace	1.17	1.06	1.27	0.86	1.09
Test Systems	0.97	1.55	1.12	0.24	0.90

Total Book:Bill	1.16	1.10	1.25	0.80	1.07

	Q1	Q2	Q3	Q4
	2009	2009	2009	2009	Total
	4/4/2009	7/4/2009	10/3/2009	12/31/2009	2009
Sales
Aerospace	$41,818	$38,216	$38,958	$36,613	$155,605
Test Systems	8,197	8,808	9,628	8,963	35,596

Total Sales	$50,015	$47,024	$48,586	$45,576	$191,201

Bookings
Aerospace	$28,016	$34,605	$40,135	$29,270	$132,026
Test Systems	2,798	6,168	3,932	743	13,641

Total Bookings	$30,814	$40,773	$44,067	$30,013	$145,667

Backlog
Aerospace	$85,418	$81,807	$82,983	$75,639	$75,639
Test Systems	26,311	23,671	17,974	9,755	9,755

Total Backlog	$111,729	$105,478	$100,957	$85,394	$85,394

Book:Bill Ratio
Aerospace	0.67	0.91	1.03	0.80	0.85
Test Systems	0.34	0.70	0.41	0.08	0.38

Total Book:Bill	0.62	0.87	0.91	0.66	0.76

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